www.ascentsolar.com Page | 1 Filed Pursuant to Rule 433 Free Writing Prospectus dated September 15, 2023 Relating to Preliminary Prospectus dated September 13, 2023 Registration No. 333 - 274231 Explanatory Note This free writing prospectus relates to the proposed public offering of securities of Ascent Solar Technologies, Inc . (the “Company”) . The securities are being registered on a Registration Statement on Form S - 1 , and an Amendment No . 1 to the Registration Statement on Form S - 1 (File No . 333 - 274231 ) . This free writing prospectus should be read together with the preliminary prospectus dated June 5 , 2023 . The Company has filed the Registration Statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates . Before you invest, you should read the prospectus in that Amendment No . 1 to the Registration Statement (including the Risk Factors contained therein) and other documents that the Company has filed with the SEC for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR or the SEC web site at www . sec . gov . Alternatively, the Company, any placement agent or any dealer participating in the offering will arrange to send you the prospectus if you request it from Dawson James Securities, Inc . , 101 North Federal Highway Suite 600 , Boca Raton, Fl 33432 or by calling (561) - 391 - 5555 .

Ascent Solar Technologies, Inc. Free - Writing Prospectus September 15, 2023

www.ascentsolar.com Page | 3 Forward - Looking Statements This presentation includes statements that are, or may be deemed, “forward - looking statements” . In some cases, these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations on our goals and strategies ; our future business development, financial condition and results of operations ; expected changes in our revenues, costs or expenditures ; our expectations regarding demand for and market acceptance of our services ; competition in our industry ; and government policies and regulations relating to our industry as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the prospectus contained in the registration statement on Form S - 1 initially filed with the Securities and Exchange Commission (the “SEC”) on August 25 , 2023 as amended thereafter, for our proposed initial public offering (the “Registration Statement”) . In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward - looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law . This investor presentation provides basic information about the company and the offering . Because it is only a summary, this document does not cover all the information that should be considered before investing . You should read carefully the factors described in the “Risk Factors” section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward - looking statements .

www.ascentsolar.com Page | 4 • Ascent Solar Technologies, Inc. Issuer • NASDAQ / ASTI Listing / Ticker • [xxx] UNITS CONSISTING OF ONE SHARE OF COMMON STOCK, OR ONE PRE - FUNDED WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK, AND ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK Offering Type • $12,500,000 to 15,000,000 Base Offering • None; Best efforts offering Over - Allotment Option • [xxx] Assumed Public Offering Price • 10% for expenses • 50 to 55% for conversion of notes payable • 30 to 40% for R&D, sales, equipment & liquidity Use of Proceeds • We, each of our officers, directors, and certain of our stockholders of our common stock have agreed, subject to certain exceptions, not to sell, offer, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of six months Lock - up • Dawson James Placement Agent Preliminary Offering Summary

www.ascentsolar.com Page | 5 ASTI is the leading provider of feather - weight, flexible, monolithically - integrated thin - film solar modules for the Space/Near - space, UAV/Defense, Agrivoltaic and Specialty markets. The revolutionary attributes and superior performance of ASTI’s photovoltaic (PV) modules are made possible through a proprietary CIGS (Copper - Indium - Gallium - Selenium) on polyimide substrate process and continuous process and technology improvements . ASTI’s HQ and nameplate production facility is based Thornton, Colorado USA, where we have over a decade of manufacturing experience. Ascent Solar Technologies, Inc. (ASTI) Ascent Solar delivers lightweight , flexible and reliable solar power modules to the world’s leading engineering organizations. www.ascentsolar.com

www.ascentsolar.com Page | 6 1990 - 2005 2005 - 2007 2011 2015 2017 2021 Thin - film dev begins at Martin Marietta (1990), ITN Energy created (1992) to develop thin - film on polyimide Market Launch, Silent Flacon UAV: ISO9001:2015 Quality Management manufacturing organization ISO Ascent Solar spun off from ITN (2005), New HQ & Factory opens (2007) 32 years of Awards & Validation 2010 2014 2016 2018 Passed US Military Standard 810G Defence: 100 Most Innovative Technologies R&D 100 Magazine 50 Best Innovations in the World Time Magazine 100 Most Innovative Products R&D 100 Magazine Selected by JAXA for PowerSolar Sail to Jupiter Space: Selected for NASA MISSE - X project Space: Selected for Sceye High - altitude Airship Aerospace: 2023 Collaboration with Above Orbital on Phase I for AFRL SBIR Phase I

www.ascentsolar.com Page | 7 Robust Patent Portfolio Protects Technology Investment Ascent   US & Foreign  Granted Patents  13  Granted (Active)  14  Granted (Inactive)  27  Granted (All)   Published Patent Applications  7  Published Patent Applications (Active)  30  Published Patent Applications (Inactive)  37  Published Patent Applications (All)   Patents Pending  1  Active Patent Applications Filings (Published)  65  Total granted Patents & Patents Pending as of Dec 2022

www.ascentsolar.com Page | 8 Our Thin - Film PV is Lightweight and Fit for Purpose… ASTI panels are lighter than feathers and weigh significantly less than conventional c - Si panels CIGS chemistry – highest thin - film conversion efficiency on polyimide Lightweight Simplified electrical and mechanical construction Customized cell shapes easily integrated into manufacturing process ASTI’s panels are lightweight and can be affixed to the wings of a UAV and satellites with minimal impact on flight performance so lightweight they can be affixed to the wings of a UAV without impacting flight performance. Fit for Purpose

www.ascentsolar.com Page | 9 While Remaining Incredibly Reliable and Durable Patented cell design allows power to be collected at more points within the solar module Increased collection points provides system redundancy and unchallenged durability – in the event of surface damage or partial light conditions, ASTI PV continues to generate power Durable Low part count for modules and arrays drastically reduces points of failure and directly increases system and unit reliability Whereas traditional solar panels are brittle and damage easily, ASTI’s thin - film PV is durable and reliable making it a preferred method of generating renewable power in challenging environments like Space and near - Space Reliable

ASTI's Flexibility is Unmatched by the Competition

Flexibility in Solar Technology Enables

- Significant applications compared to rigid based PV
- Simplified Roll-to-Roll fabrication
- Simplified shipping of rolled modules
- Rollable-deployable configurations increase packing efficiency in launch vehicles (further lowers launch cost)

Gallium Arsenide PV	Traditional Silicon Based PV	ASTI PV
<30º Radius of Curvature	**30º** Bendable	**>30º** Radius of Curvature







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www.ascentsolar.com Page | 11 ASTI PV vs Other Technologies Gallium Arsenide Monocyrstalline & Polycrystalline Amorphous Silicon Highly Flexible Shatterproof Easy to customize Voltage & Current Weight per Watt Non - Traditional Shapes Available Long - term Power Stability Specific Power Price Per Watt Integration Complexity HIGH LOW MEDIUM HIGH EASY EASY DIFFICULT MODERATE $ $ $ $ $ $ $ $ $ $

www.ascentsolar.com Page | 12 Sector: Aerospace/Space Strategic Market Type High Margin Lightweight • 68.4 g/m Durable • Radiation tolerant • Withstands physical damage Flexible • 3mm radius of curvature High Specific Power • Highest available W/kg Fit for Purpose • High voltage available for propulsion needs Value Proposition Satellite Power Solar Sail Development High Altitude Airships High Voltage Solar

Ascent SOLAR

Space Power Needs

Space Market PV Need

- Currently 7 to 10 of MW per year of market demand for space solar PV arrays and projected to continue growing in the coming years
- The space market is trending towards an inflection point into +60 to 100 of MW per year of demand before the end of the decade (Super heavy class launch vehicles reaching operational cadence is driving the timing of the inflection)[1]

Competitor's Lack Capacity/Capability to Meet Market Need

- Sales prospects have indicated that competing space PV providers currently have lead times exceeding 12 months and prices exceeding $100 per watt with highest performance triple junction cells fetching more than $150 per watt.
- The space industry's two leading PV providers have ~1 MW per year of annual production capacity
- Inadequate supply chains for key materials such as gallium arsenide and space rated cover glass are weaknesses/threats that ASTI's solution negates.

The Space Industry presents a premium market opportunity with unmet customer demand where ASTI products are highly differentiated at +17% efficiency, but +17% has to be met on production scale manufacturing

1 *The Federal Communications Commission (FCC), a regulatory approver for spacecraft being launched to orbit, is approaching approval of licenses for over 100,000 satellites to be launched. It is known from ASTI sales relationships that the average power generation requirements per satellites is 1 to 10 kW. Thus, a bottoms up market analysis would project current market demand backlog could exceed 100MW*

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www.ascentsolar.com Page | 14 Sector: Agrivoltaics Industrial Scale Market Type Low - Medium Margin Lightweight • 68.4 g/m Flexible • 3mm radius of curvature • Suitable for applications where rigid panels are inappropriate High Specific Power • Highest available W/kg Value Proposition Dual Use Innovation

www.ascentsolar.com Page | 15 Focusing on CIGS Optimization and Perovskites to Improve Efficiency This quantum leap in thin - film efficiency, combined with the superior dynamics of CIGS , will deliver efficiency characteristics and price competitiveness with mono / polycrystalline hard panels produced in China, with manufacturing facilities in the USA & EU Perovskites are a category of inorganic materials with a specific crystalline structure. This structure results in perovskite materials serving as a natural light absorber and conductor. ASTI is improving CIGS efficiency through process optimization and the substitution of Zn(O,S) for CdS ASTI has patents pending for Perovskite + CIGS PV modules and is actively investigating roll to rol l production with Perovskites. Lab results demonstrate increased efficiency in the mid - teens

www.ascentsolar.com Page | 16 ASTI Leadership Team CEO - Paul Warley CFO - Jin Jo COO - Bobby Gulati Paul has over 35 years of experience and joined ASTI as CFO in December 2022 and was promoted to CEO in April 2023. Prior to Ascent, Warley was president of Warley & Company LLC, a strategic advisory firm from 2015 to 2022 – providing executive management services, capital advisory, and M&A to middle - market companies in the service, construction, technology, oil & gas, clean energy, food, retail, and green building sectors. While at Warley &Company from 2018 to 2019, he was engaged as CEO and CFO of 360Imaging, a provider of products and services for implant surgery and digital dentistry. From 2011 to 2015, Warley served clients in the alternative energy industry as a managing director and chief compliance officer with Deloitte Corporate Finance. From 1997 to 2011, Warley was managing director and region manager for GE Capital. From 1984 to 1997, Warley served as senior vice president with Bank of America and Bankers Trust. He also was a Captain in the US Army and was honorable discharged in 2002. Bobby has over 30 years of executive leadership experience in engineering and manufacturing roles. Mr. Gulati joined Ascent in February 2012 as Head Equipment Engineer and was promoted to Director of Engineering, Chief Information Officer and in April of 2023 COO. From 2010 to 2012 Mr. Gulati was the Director of Equipment Engineering for Twin Creeks Technologies, an amorphous silicon solar manufacturing company, and was responsible for the operations of the 5MW solar cell manufacturing facility in Senatobia, Mississippi. From 2001 to 2010, Mr. Gulati was the co - founder and President of TriStar Systems, a manufacturer of automated manufacturing and assembly equipment for the solar, aerospace and disk drive industries. From 1992 to 2000, Mr. Gulati was the co - founder and COO of the publicly traded company NexStar Automation, whose focus was designing and building automated production equipment. Mr. Gulati earned his B.S. degree in Electrical Engineering with a minor in Computer Science and Robotics from the University of Colorado, Boulder. Jin Jo, CFO, has over 20 years in accounting. Ms. Jo joined the Company in June 2021 as VP Finance and promoted to CFO April 2023. From 2015 to 2021, Ms. Jo was the head of technical accounting of Empower Retirement, a financial services company, where her primary focus was accounting research for complex new products and new accounting standards implementation on International Financial Reporting Standards and US GAAP. From 2011 to 2015, Ms. Jo was an Inspection Specialist at the PCOAB where she assessed auditor compliance with audit professional standards. Ms. Jo started her career in public accounting, spending 11years in the audit and assurance practice serving both public and private companies. Ms. Jo is a certified public accountant in the state of Colorado and earned her B.S. degree in Business Administration from the University of Colorado, Boulder.

www.ascentsolar.com Page | 17 Future Growth Opportunities There are a few large constellations consisting of thousands of satellites that are currently being fielded. ASTI has been researching the prospective opportunities, mapping out corporate enterprise and opportunities, and charting out sales approaches. ● Company A - Megaconstellations ○ Number of units: +2,500 Satellites in initial constellations ○ Power Needs: ~5kW/Satellite (~16MW for the constellation) ○ Current material: Undisclosed, known to be 20% efficient 17% efficient at end of life ○ ASTI has small NRE project with Company A ● Company B - Megaconstellations and Constellations ○ Large satellite production facility, pursuing additional megaconstellations ○ 85% vertically integrated, but not power generation, potential for ASTI “Fabless” production being added to their requirements ○ Number of units: +8,000 satellite per year production capacity, estimated MW per year 3MW in total ● Company C – Super Satellites (near 1 MW) ○ Number of units: 648 ○ Power Needs: undisclosed

www.ascentsolar.com Page | 18 Investor Opportunity Markets for ASTI’s products have accelerated in the last 12 months and is expected grow in the next 5 to 8 years. ASTI is in early discussions with several parties now, which potentially could materialize into +$80 million in revenue by 2025. ● Targeted industry approach ○ Aerospace and Space ○ Agrivoltaic and o ther industries that need light weight ● Profitable high growth targeted markets ○ Targeted markets could generate $20 to $30 per watt for terrestrial and +$60 per watt for space products ○ Projected satellite power needs are 10 MW per year now and growing to +80 MW in the next 6 to 7 years with existing industry capacity at 4 to 5.5 MW ● Recent manufacturing and operational improvements have generated high efficiency ○ Produced small area cells at 14.7% efficiency on August 22, 2023 ○ Produced small area cells at 15.2% efficiency on September 1, 2023 ○ Produced small area cells at 15.5% efficiency on September 11, 2023 ○ Joint project with Forge Nano to use Atomic Layer Deposition (ALD) to apply the Zinc Oxy Sulfide coating, could increase the efficiency to +17% ● New Executive Team focused on elevated margin and high growth industries